Exhibit 99.1

AMERISERV FINANCIAL REPORTS INCREASED EARNINGS FOR THE THIRD QUARTER AND FIRST NINE MONTHS OF 2021

JOHNSTOWN, PA - AmeriServ Financial, Inc. (NASDAQ: ASRV) reported third quarter 2021 net income of $1,431,000, or $0.08 per diluted common share. This earnings performance was a $353,000, or 32.7%, increase from the third quarter of 2020 when net income totaled $1,078,000, or $0.06 per diluted common share.  For the nine-month period ended September 30, 2021, the Company reported net income of $5,220,000, or $0.31 per diluted common share.  This represents a 34.8% increase in earnings per share from the nine-month period of 2020 when net income totaled $3,906,000, or $0.23 per diluted common share.  The following table highlights the Company’s financial performance for both the three- and nine-month periods ended September 30, 2021 and 2020:

	Third Quarter 2021	Third Quarter 2020	Nine Months Ended September 30, 2021	Nine Months Ended September 30, 2020

Net income	$1,431,000	$1,078,000	$5,220,000	$3,906,000
Diluted earnings per share	$0.08	$0.06	$0.31	$0.23

Jeffrey A. Stopko, President and Chief Executive Officer, commented on the third quarter 2021 financial results: “Highlights of our third quarter included the previously disclosed successful completion of a $27 million private placement of subordinated debt, continued loan portfolio growth, and strong performance from our wealth management businesses. The financial benefits of utilizing the funds from our sub debt offering to retire higher cost debt will begin to be fully realized in the fourth quarter of 2021 which we expect will favorably reduce our cost of funds. Additionally, our earning asset yield will benefit from another quarter of loan growth.  Excluding Paycheck Protection Program (PPP) loan activity, good growth in both commercial real estate loans and residential mortgage loans caused our total loan portfolio to increase by $22 million, or 2.3%, during the third quarter of 2021.  As a result of these items, we believe that our net interest margin is well positioned to expand in the fourth quarter of 2021. Additionally, even with growing net interest income, the diversification of our revenue streams continues to be a strength for our Company as 32% of our total year-to-date 2021 revenue came from non-interest income sources, which was driven by record contributions from our wealth management businesses.”

The Company's net interest income in the third quarter of 2021 increased by $435,000, or 4.9%, from the prior year's third quarter and, for the nine months of 2021, increased by $1.8 million, or 6.6%, when compared to the nine months of 2020.  The Company’s net interest margin of 2.85% for the third quarter of 2021 and 3.07% for the nine-month timeframe was 12 basis points lower for the quarter and was 9 basis points lower for the nine-month period.  Financial results when comparing 2021 to 2020 were indicative of the Company’s effective execution of strategies as continued improvement in the economic environment was conducive to growth, as demonstrated by an increase in our revenues while we work to meet the challenges of the current low interest rate environment.  While businesses and consumers are resuming their normal activities and more people are getting vaccinated, recent developments and the Delta variant remind us that many risks remain.  AmeriServ has proven to be resilient and will continue to adapt in this fluid environment, adjust in real-time, and prioritize the well-being of our employees and the communities we serve.

The Company continued to experience significantly higher than historical levels of both total average loans and total average deposits for both the quarter and year-to-date time periods in 2021 versus 2020.  This growth is due to successful business development efforts, the impact from the government stimulus programs and the recently completed Somerset County branch acquisition.  Net interest income improved due to the positive impact of commercial real estate and residential mortgage loan growth as well as the low interest rate environment favorably impacting deposit and FHLB borrowings interest expense.  The combination of these two factors more than offset the unfavorable impact of net interest margin pressure from lower earning asset yields.  Overall, total interest expense decreased significantly more than the decrease in total interest income, resulting in net interest income increasing for both the third quarter and year-to-date time periods of 2021, compared to last year.  Overall, the increase to net interest income, a growing level of non-interest income, and a reduced loan loss provision more than offset a higher level of non-interest expense resulting in an improved earnings performance for the third quarter and nine months of 2021.

The economic recovery has been evident in our lending activity as we continued to experience loan growth throughout the nine months of 2021.  Commercial loan pipelines returned to pre-COVID levels early this year and reached record levels during the third quarter.  The overall total loan portfolio volume stabilized during the third quarter in comparison to the previous quarter in 2021 as additional loan growth was offset by declining PPP loans as they complete the forgiveness process.  Although reduced from its peak in 2020, strong residential mortgage loan production continued throughout 2021.  Residential mortgage loan production totaled $76.2 million for the nine months of 2021 which declined by 22.5% from the production level of $98.3 million achieved in the nine months of 2020.  Despite the decline between years, thus far, this is the second highest level of residential mortgage loan production in the Company’s history.  The Company did revise strategy in 2021 and is retaining a higher percentage of our residential mortgage loan production in the loan portfolio as opposed to selling into the secondary market.  This strategic change allowed us to more profitably deploy a portion of the increased liquidity that we have on our balance sheet.

Government economic stimulus to support most Americans and financial assistance provided to municipalities and school districts during the pandemic contributed to total deposits increasing significantly between years and reaching record levels.  Also, as noted in our second quarter of 2021 press release, the Somerset County branch acquisition resulted in approximately $42 million of additional deposits coming on to our balance sheet in the middle of the second quarter.  Therefore, total average deposit volumes in the third quarter of 2021 reflect the first full impact to quarterly average deposits due to the acquisition.  Overall, the Company's loan to deposit ratio averaged 83.2% in the third quarter of 2021, which we believe indicates that the Company has ample capacity to continue to grow its loan portfolio and is strongly positioned to provide the necessary assistance to our customers and our community as they recover from the COVID-19 pandemic and respond to an improving economy.  The average balance of total interest earning assets for the third quarter of 2021 is $112.0 million, or 9.6%, higher than the third quarter of 2020.  Likewise, on the liability side of the balance sheet, total average deposits for the third quarter increased by $134.7 million, or 12.8%, since last year.

As stated previously, total loans continue to be significantly higher than historical levels and averaged $989.2 million in the third quarter of 2021 which is $56.0 million, or 6.0%, higher than the $933.1 million average for the third quarter of 2020, while total average loans for the nine months of 2021 were $79.9 million, or 8.8%, higher than the 2020 nine-month average.  The growth experienced in our commercial real estate portfolio resulted in traditional loan fee income increasing by $126,000, or 61.9%, for the quarter and by $306,000, or 46.3%, for the nine months when compared to the same time periods from last year.  Total PPP loans averaged $35.8 million for the quarter, decreasing by $32.2 million from last year’s third quarter average as nearly all loans from the first round of this government stimulus program have been forgiven.  The Company recorded a total of $1.9 million of processing fee income and interest income from PPP lending activity through nine months of 2021, which is $529,000, or 37.7%, higher than the 2020 level.  Finally, on an end of period basis, excluding total PPP loans, the total loan portfolio grew by approximately $85.9 million, or 9.7%, since the end of the third quarter of 2020.

Note that the level of Paycheck Protection Program fee income in the third quarter of 2021 decreased significantly when compared to the second quarter of 2021 by $431,000 as nearly all loans from the first round of this program completed the forgiveness process during the second quarter.  The remaining PPP loans on the balance sheet from the second round of this program, which was executed earlier this year, are just beginning the forgiveness process.  We anticipate that the majority of the unamortized fees associated with these loans will be recognized as income during the fourth quarter of 2021.

The Company remains committed to prudently working with our borrowers that have been hardest hit by the pandemic by granting them loan payment modifications. Borrower requested modifications primarily consist of the deferral of principal and/or interest payments for a period of three to six months.  On September 30, 2021, loans totaling approximately $15.7 million, or 1.6% of total loans, were on a payment modification plan.  These loans include five commercial borrowers primarily in the hospitality industry.  This current level of borrowers requesting payment deferrals is down sharply from its peak level of approximately $200 million as of June 30, 2020. Management continues to carefully monitor asset quality with a particular focus on these customers that have requested payment deferrals.  Deferral extension requests are considered based upon the customer’s needs and their impacted industry, borrower and guarantor capacity to service debt and issued regulatory guidance.

Total investment securities averaged $206.9 million for the nine months of 2021, which is $20.0 million, or 10.7%, higher than the $186.9 million average for the nine months of last year.  The Company continues to be selective in 2021 when purchasing securities due to the low interest rate environment.  However, a slightly more favorable yield curve existed earlier this year as the long end of the U.S. Treasury yield curve increased while the short end of the curve remained relatively stable. This resulted in improved yields for federal agency mortgage-backed securities and federal agency bonds, and management decided to add more of these investments to our portfolio.  Similar to our change in strategy to retain more residential mortgage loan production in our loan portfolio, the steeper yield curve provided the opportunity to more profitably deploy a portion of the increased liquidity on our balance sheet into the securities portfolio as opposed to leaving these funds in low yielding federal funds sold.  This redeployment of funds also resulted in securities growing between years.  Management also continued to purchase taxable municipals and corporate securities.

Similar to what is occurring across the banking industry, our liquidity position continues to be strong due to the significant influx of deposits. The challenges this increased liquidity presents are twofold.  First, there is the uncertainty regarding the duration that these increased funds will remain on the balance sheet which will be determined by customer behavior as economic conditions change.  The second challenge is to profitably deploy this increased liquidity given the current low yields on short-term investment products.  As a result, short-term investment balances averaged $71.4 million in the third quarter of 2021 and $50.9 million for the nine months, which remains high by historical standards.  Late in the third quarter, the Company benefitted from utilizing a significant portion of our increased liquidity to allow a $33 million, high cost, institutional deposit to mature.  Overall, this resulted in total short-term investments declining to a more manageable level.  However, continued diligent monitoring and management of our short-term investment position is required.  Continued loan growth and prudent investment in securities are critical to achieve the best return on the remaining excess funds.  Overall, for the nine months of 2021, total interest income on both loans and investments decreased by $263,000, or 0.7%, between years despite the increased volumes.

Total interest expense for the nine months of 2021 decreased by $2.0 million, or 24.7%, when compared to 2020, due to lower levels of deposit and FHLB borrowings interest expense.  Through nine months, deposit interest expense in 2021 is lower by $2.2 million, or 35.6%, despite the previously mentioned increase in deposits that occurred between years.  The deposit growth reflects new deposit inflows as well as the loyalty of the bank’s core deposit base.  As mentioned previously, total deposits did decrease late in the third quarter due to the maturity of a $33 million institutional deposit that had a cost of 2.95%.  Management elected to replace the maturity of this high cost, large deposit with the additional deposits obtained from the Somerset County branch acquisition.  Overall, the maturity of this large deposit customer account will result in approximately $900,000 of annual interest expense savings with only $34,000 of this savings realized in the third quarter of 2021.  In addition, management continues to effectively execute several deposit product pricing reductions to address the net interest margin challenges presented by the low interest rate environment.  As a result, the Company experienced deposit cost relief.  Specifically, our total deposit cost averaged 0.45% for the nine months of 2021 compared to 0.79% for the nine months of 2020, representing a meaningful decrease of 34 basis points.  Total Federal Home Loan Bank (FHLB) borrowings interest expense for the nine months of 2021 is lower by $159,000, or 18.9%, compared to the same time frame in 2020.  The current strong liquidity position has allowed the Company to paydown short-term and FHLB advances, which typically cost more than similar term deposit products.  At September 30, 2021, total short-term and FHLB advances were $43.7 million, which is $36.6 million, or 45.6%, lower than the September 30, 2020 level.

The Company completed a private placement of $27 million in fixed-to-floating rate subordinated notes on August 26, 2021.  The notes have a fixed annual interest rate of 3.75%, payable until September 1, 2026.  From and including September 1, 2026, the interest rate will reset quarterly to the then-current three-month Secured Overnight Financing Rate (SOFR) plus 3.11%.  The Company used approximately $20 million of the net proceeds to retire its existing subordinated debt and trust preferred securities that had a weighted average cost of 7.73%.  This action will reduce the Company's interest expense by approximately $500,000 annually.  The remainder of the proceeds are being utilized for general corporate purposes, including the downstream of $3.5 million of capital to the bank, which will support additional loan growth.  The original subordinated debt and trust preferred securities that the new debt replaced did not leave the balance sheet until September 30, 2021 as per terms required to appropriately retire the existing debt.  Therefore, we had one full month of the new and the old debt instruments on our balance sheet in September causing additional interest expense.  The Company was also required to immediately write off the remaining portion of the unamortized issuance costs from both original debt instruments which generated $202,000 of additional borrowings interest expense in the third quarter of 2021.  Therefore, in aggregate, when considering the reduced FHLB borrowings interest cost, total borrowing interest expense increased by $238,000, or 33.1%, for the third quarter and increased by $124,000, or 5.7%, for the nine months.

The Company recorded a $350,000 provision expense for loan losses in the third quarter of 2021 as compared to a $675,000 provision expense recorded in the third quarter of 2020.  For the nine months of 2021, the Company recorded an $850,000 provision expense for loan losses compared to a $1.3 million provision expense recorded in nine months of 2020.  The 2021 provision for both time periods reflects an improved credit quality outlook for the overall portfolio as criticized asset levels as well as delinquent loan balances demonstrated improvement this year.  This is a reflection of the Company’s loan officers working effectively with our customers as the economy improves and as businesses return to normal operations with limited restrictions.  While the provision is lower for both time periods in 2021 when compared to 2020, the provision expense did increase from the second quarter of 2021 by $250,000 due primarily to the loan growth that the Company experienced during the third quarter.  As demonstrated historically, the Company continues its strategic conviction that a strong allowance for loan losses is needed, which has proven to be essential as we support certain borrowers fully recover from the COVID-19 pandemic.  Overall, we believe that non-performing assets remain well controlled, and such assets have declined for the second consecutive quarter totaling $3.1 million, or 0.31% of total loans, on September 30, 2021.  The Company experienced low net loan charge-offs of $71,000, or 0.01% of total loans, in the nine months of 2021 which compare favorably to net loan charge-offs of $295,000, or 0.04% of total loans, for the nine months of 2020.  Since the end of the third quarter of 2020, the balance of the allowance for loan losses increased by $1.8 million, or 17.9%, to $12.1 million at September 30, 2021.  Management continues to carefully monitor asset quality with a particular focus on loan customers that have requested an additional payment deferral.  The Asset Quality Task Force is meeting at least monthly to review these particular relationships, receiving input from the business lenders regarding their ongoing discussions with the borrowers.  In summary, the allowance for loan losses provided 389% coverage of non-performing assets, and 1.22% of total loans, on September 30, 2021, compared to 341% coverage of non-performing assets, and 1.16% of total loans, on December 31, 2020.  Note that the reserve coverage of total loans, excluding PPP loans, is 1.25%(1) on September 30, 2021.  The Small Business Administration guarantees 100% of the PPP loans made to eligible borrowers which minimizes the level of credit risk associated with these loans.

Total non-interest income in the third quarter of 2021 increased by $112,000, or 2.6%, from the prior year's third quarter, and increased by $1.5 million, or 12.8%, in the nine months of 2021 when compared to the nine months of 2020.  Wealth management fees increased by $533,000, or 20.5%, in the third quarter of 2021 and by $1.4 million, or 18.4%, for the nine months of 2021 compared to the same time periods in 2020.  The entire wealth management group has performed exceptionally well through the pandemic, actively working for clients to increase the value of their holdings in the financial markets and adding new business.  The fair market value of wealth management assets remained relatively consistent since the second quarter of 2021 and totaled $2.6 billion and improved from the early pandemic fair market value low point on March 31, 2020, exceeding by $612.7 million, or 30.9%.  Other income improved by $37,000, or 5.6%, for the quarter and also improved by $259,000, or 15.6%, for the nine months when compared to 2020 primarily due to higher interchange fee income that resulted from increased usage of debit cards as the pandemic caused consumers to increase online purchases and many businesses to implement contactless services by not accepting cash due to health safety concerns.  Service charges on deposit accounts compares favorably for the third quarter by $54,000, or 26.2%, as consumers are more active and increasing their spending habits in 2021.  Revenue from bank owned life insurance increased by $60,000, or 37.3%, for the quarter and by $333,000, or 76.0%, for the nine months due to the receipt of a $159,000 death claim early in the year and 2021 income being positively impacted by a financial floor taking hold which caused increased earnings and a higher rate of return on certain policies.  Partially offsetting these favorable items was net realized gains on loans held for sale decreasing for the quarter by $492,000, or 97.0%, and by $447,000, or 41.4%, for the nine months due to the previously mentioned shift in strategy to retain more residential mortgage loan production in the loan portfolio.  Through nine months, the Company has retained 78% of all residential mortgage loan originations into the loan portfolio in 2021 compared to 30% in the same period of 2020.  Finally, mortgage related fees declined by $80,000, or 49.7%, for the third quarter of 2021 and by $122,000, or 28.2%, for the nine months due to the lower level of residential mortgage loan production this year.

The Company's total non-interest expense in the third quarter of 2021 increased by $413,000, or 3.7%, when compared to the third quarter of 2020 and increased in the nine months of 2021 by $2.1 million, or 6.5%, when compared to 2020.  Other expenses increased by $246,000, or 13.9%, for the quarter and increased by $1.0 million, or 19.0%, for the nine months.  The primary reason for the increase in both time periods was the Company having to recognize settlement charges in connection with its defined benefit pension plan in both the second and third quarters of 2021. The amount of the charge in the third quarter was $269,000, bringing the total settlement charge recognized for the nine months to $1.1 million.  A settlement charge must be recognized when the total dollar amount of lump sum distributions paid from the pension plan to retired employees exceed a threshold of expected annual service and interest costs in the current year.  So far in 2021, all employees that retired have elected to take a lump sum distribution as opposed to collecting future monthly annuity payments since the value of the lump sums is elevated due to the historically low interest rates.  It is anticipated that the Company will be required to recognize an additional settlement charge in the fourth quarter of 2021 as more people retire.  It is important to note that since the retired employees have chosen to take the lump sum payments, these individuals are no longer included in the pension plan.  Therefore, the Company’s normal annual pension expense should be lower in the future.  Other items that contributed to the higher level of other expense were costs for the branch acquisition which totaled $390,000 for the nine-month time period in 2021 and the Company recognizing $92,000 of expense associated with the unfunded commitment reserve so far in 2021 which represents a $244,000 unfavorable shift from 2020.  Salaries and employee benefits increased by $72,000, or 1.1%, for the quarter and by $557,000, or 2.8%, for the nine months of 2021.  Factors causing the increase included greater incentive compensation primarily due to commissions earned as a result of strong performance in the wealth management businesses and continued good residential mortgage loan production.  Also contributing to the higher salaries and employee benefits expense was increased health care costs and employee merit salary increases.  Professional fees are relatively consistent with the third quarter of 2020 but are higher by $231,000, or 6.0%, for the nine months due to an increased level of outside professional services related costs and increased fees due to the PPP lending activity.  FDIC deposit insurance expense increased by $30,000, or 21.4%, for the quarter and by $184,000, or 62.2%, for the nine months due to an increase in the asset assessment base, which impacted both time periods, and the benefit of the Small Bank Assessment Credit being fully utilized in the first quarter of 2020 which impacted the nine-month comparison.  Slightly offsetting these increased items and favorably impacting non-interest expenses was a lower level of supplies costs by approximately $65,000, or 11.8%, in 2021 as the majority of the personal protective equipment (PPE) to protect our employees and customers during the pandemic was purchased last year.

The Company recorded an income tax expense of $341,000, or an effective tax rate of 19.2%, in the third quarter of 2021.  This compares to an income tax expense of $235,000, or an effective tax rate of 17.9%, for the third quarter of 2020.  Similarly, for the nine months of 2021, the Company recorded income tax expense of $1.3 million, or an effective tax rate of 19.7%, compared to income tax expense of $966,000 in 2020, or an effective tax rate of 19.8%.  Overall, the increased income tax expense in 2021 is a result of the Company’s improved profitability this year.

The Company had total assets of $1.34 billion, shareholders' equity of $113.7 million, a book value of $6.66 per common share and a tangible book value(1) of $5.85 per common share on September 30, 2021.  The Company continued to maintain strong capital ratios that exceed the regulatory defined well capitalized status.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Securities Exchange Act of 1934 and is subject to the safe harbors created therein. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology, market conditions, dividend program, branch acquisition, including the anticipated benefits and financial impact thereof, and future payment obligations. These statements may be identified by such forward-looking terminology as "continuing," "expect," "look," "believe," "anticipate," "may," "will," "should," "projects," "strategy," or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, unanticipated changes in the financial markets and the direction of interest rates; volatility in earnings due to certain financial assets and liabilities held at fair value; competition levels; loan and investment prepayments differing from our assumptions; insufficient allowance for credit losses; a higher level of loan charge-offs and delinquencies than anticipated; material adverse changes in our operations or earnings; a decline in the economy in our market areas; changes in relationships with major customers; changes in effective income tax rates; higher or lower cash flow levels than anticipated; inability to hire or retain qualified employees; a decline in the levels of deposits or loss of alternate funding sources; a decrease in loan origination volume or an inability to close loans currently in the pipeline; changes in laws and regulations; adoption, interpretation and implementation of accounting pronouncements; operational risks, including the risk of fraud by employees, customers or outsiders; unanticipated effects of our banking platform; risks and uncertainties relating to the duration of the COVID-19 pandemic, and actions that may be taken by governmental authorities to contain the pandemic or to treat its impact; expected benefits of the branch acquisition; estimates of deposits and other assets to be acquired; settlement charges related to the defined benefit pension plan; and the inability to successfully implement or expand new lines of business or new products and services.  These forward-looking statements involve risks and uncertainties that could cause AmeriServ's results to differ materially from management's current expectations. Such risks and uncertainties are detailed in AmeriServ's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2020. Forward-looking statements are based on the beliefs and assumptions of AmeriServ's management and on currently available information. The statements in this press release are made as of the date of this press release, even if subsequently made available by AmeriServ on its website or otherwise. AmeriServ undertakes no responsibility to publicly update or revise any forward-looking statement.

(1)Non-GAAP Financial Information. See “Reconciliation of Non-GAAP Financial Measures” at end of release.

AMERISERV FINANCIAL, INC.

NASDAQ: ASRV

SUPPLEMENTAL FINANCIAL PERFORMANCE DATA

September 30, 2021

(Dollars in thousands, except per share and ratio data)

(Unaudited)

2021

				YEAR TO
	1QTR	2QTR	3QTR	DATE
PERFORMANCE DATA FOR THE PERIOD:
Net income	$2,081	$1,708	$1,431	$5,220

PERFORMANCE PERCENTAGES (annualized):
Return on average assets	0.65%	0.51%	0.41%	0.52%
Return on average equity	8.04	6.46	5.07	6.48
Return on average tangible common equity (B)	9.08	7.30	5.78	7.35
Net interest margin	3.23	3.13	2.85	3.07
Net charge-offs (recoveries) as a percentage of average loans	0.05	(0.01)	(0.01)	0.01
Loan loss provision as a percentage of average loans	0.17	0.04	0.14	0.12
Efficiency ratio (D)	79.00	84.35	84.42	82.56

EARNINGS PER COMMON SHARE:
Basic	$0.12	$0.10	$0.08	$0.31
Average number of common shares outstanding	17,064	17,073	17,075	17,071
Diluted	0.12	0.10	0.08	0.31
Average number of common shares outstanding	17,101	17,131	17,114	17,114
Cash dividends paid per share	$0.025	$0.025	$0.025	$0.075

2020

				YEAR TO
	1QTR	2QTR	3QTR	DATE
PERFORMANCE DATA FOR THE PERIOD:
Net income	$1,409	$1,419	$1,078	$3,906

PERFORMANCE PERCENTAGES (annualized):
Return on average assets	0.48%	0.46%	0.34%	0.43%
Return on average equity	5.69	5.63	4.17	5.15
Return on average tangible common equity (B)	6.46	6.38	4.72	5.84
Net interest margin	3.21	3.30	2.97	3.16
Net charge-offs (recoveries) as a percentage of average loans	0.06	0.04	0.04	0.04
Loan loss provision as a percentage of average loans	0.08	0.20	0.29	0.19
Efficiency ratio (D)	84.46	83.09	84.79	84.10

EARNINGS PER COMMON SHARE:
Basic	$0.08	$0.08	$0.06	$0.23
Average number of common shares outstanding	17,043	17,052	17,059	17,051
Diluted	0.08	0.08	0.06	0.23
Average number of common shares outstanding	17,099	17,056	17,062	17,063
Cash dividends paid per share	$0.025	$0.025	$0.025	$0.075

AMERISERV FINANCIAL, INC.

NASDAQ: ASRV

--CONTINUED--

(Dollars in thousands, except per share, statistical, and ratio data)

(Unaudited)

2021

	1QTR	2QTR	3QTR
FINANCIAL CONDITION DATA AT PERIOD END:
Assets	$1,311,412	$1,360,583	$1,338,886
Short-term investments/overnight funds	18,025	45,459	10,080
Investment securities	204,193	219,395	214,295
Total loans and loans held for sale, net of unearned income	986,557	992,865	996,029
Paycheck Protection Program (PPP) loans	67,253	48,098	29,260
Allowance for loan losses	11,631	11,752	12,124
Intangible assets	11,944	13,785	13,777
Deposits	1,117,091	1,168,742	1,144,391
Short-term and FHLB borrowings	55,149	48,149	43,653
Subordinated debt, net	7,540	7,546	26,600
Shareholders’ equity	105,331	111,272	113,736
Non-performing assets	4,245	3,727	3,119
Tangible common equity ratio (B)	7.19%	7.24%	7.54%
Total capital (to risk weighted assets) ratio	13.03	12.79	13.61
PER COMMON SHARE:
Book value	$6.17	$6.52	$6.66
Tangible book value (B)	5.47	5.71	5.85
Market value (C)	4.06	3.93	3.88
Wealth management assets – fair market value (A)	$2,517,810	$2,614,898	$2,596,672

STATISTICAL DATA AT PERIOD END:
Full-time equivalent employees	301	300	297
Branch locations	16	17	17
Common shares outstanding	17,069,000	17,075,000	17,075,000

2020
	1QTR	2QTR	3QTR	4QTR
FINANCIAL CONDITION DATA AT PERIOD END:
Assets	$1,168,355	$1,242,074	$1,258,131	$1,279,713
Short-term investments/overnight funds	6,431	30,219	23,222	11,077
Investment securities	184,784	184,908	184,352	188,387
Total loans and loans held for sale, net of unearned income	877,399	928,350	949,367	978,345
Paycheck Protection Program (PPP) loans	0	66,956	68,460	58,344
Allowance for loan losses	9,334	9,699	10,284	11,345
Intangible assets	11,944	11,944	11,944	11,944
Deposits	957,593	1,033,033	1,042,235	1,054,920
Short-term and FHLB borrowings	74,572	69,894	80,230	89,691
Subordinated debt, net	7,517	7,522	7,528	7,534
Shareholders’ equity	100,840	102,604	103,369	104,399
Non-performing assets	2,244	3,122	2,603	3,331
Tangible common equity ratio (B)	7.69%	7.37%	7.34%	7.29%
Total capital (to risk weighted assets) ratio	13.41	13.18	13.02	12.93
PER COMMON SHARE:
Book value	$5.92	$6.01	$6.06	$6.12
Tangible book value (B)	5.22	5.31	5.36	5.42
Market value (C)	2.62	3.08	2.81	3.13
Wealth management assets – fair market value (A)	$1,983,952	$2,193,504	$2,289,948	$2,481,144

STATISTICAL DATA AT PERIOD END:
Full-time equivalent employees	306	305	306	299
Branch locations	16	16	16	16
Common shares outstanding	17,043,644	17,058,644	17,058,644	17,060,144

NOTES:

(A)	Not recognized on the consolidated balance sheets.
(B)	Non-GAAP Financial Information. See “Reconciliation of Non-GAAP Financial Measures” at end of release.
(C)	Based on closing price reported by the principal market on which the security is traded last business day of the corresponding reporting period.
(D)	Ratio calculated by dividing total non-interest expense by tax equivalent net interest income plus total non-interest income.

AMERISERV FINANCIAL, INC.

NASDAQ: ASRV

CONSOLIDATED STATEMENT OF INCOME

(Dollars in thousands)

(Unaudited)

2021

				YEAR TO
	1QTR	2QTR	3QTR	DATE
INTEREST INCOME
Interest and fees on loans	$10,327	$10,283	$9,830	$30,440
Interest on investments	1,442	1,555	1,542	4,539
Total Interest Income	11,769	11,838	11,372	34,979

INTEREST EXPENSE
Deposits	1,402	1,306	1,189	3,897
All borrowings	675	665	957	2,297
Total Interest Expense	2,077	1,971	2,146	6,194

NET INTEREST INCOME	9,692	9,867	9,226	28,785
Provision for loan losses	400	100	350	850
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	9,292	9,767	8,876	27,935

NON-INTEREST INCOME
Wealth management fees	2,872	3,022	3,137	9,031
Service charges on deposit accounts	201	224	260	685
Net realized gains on loans held for sale	495	122	15	632
Mortgage related fees	130	99	81	310
Net realized gains on investment securities	0	84	0	84
Bank owned life insurance	332	218	221	771
Other income	584	630	702	1,916
Total Non-Interest Income	4,614	4,399	4,416	13,429

NON-INTEREST EXPENSE
Salaries and employee benefits	6,941	6,867	6,910	20,718
Net occupancy expense	680	649	651	1,980
Equipment expense	390	403	390	1,183
Professional fees	1,314	1,396	1,379	4,089
FDIC deposit insurance expense	155	155	170	480
Other expenses	1,825	2,568	2,020	6,413
Total Non-Interest Expense	11,305	12,038	11,520	34,863

PRETAX INCOME	2,601	2,128	1,772	6,501
Income tax expense	520	420	341	1,281
NET INCOME	$2,081	$1,708	$1,431	$5,220

2020

				YEAR TO DATE
	1QTR	2QTR	3QTR
INTEREST INCOME
Interest and fees on loans	$10,332	$10,448	$9,724	$30,504
Interest on investments	1,612	1,613	1,513	4,738
Total Interest Income	11,944	12,061	11,237	35,242

INTEREST EXPENSE
Deposits	2,458	1,869	1,727	6,054
All borrowings	735	719	719	2,173
Total Interest Expense	3,193	2,588	2,446	8,227

NET INTEREST INCOME	8,751	9,473	8,791	27,015
Provision for loan losses	175	450	675	1,300
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	8,576	9,023	8,116	25,715

NON-INTEREST INCOME
Wealth management fees	2,554	2,471	2,604	7,629
Service charges on deposit accounts	286	176	206	668
Net realized gains on loans held for sale	237	335	507	1,079
Mortgage related fees	126	145	161	432
Net realized gains on investment securities	0	0	0	0
Bank owned life insurance	125	152	161	438
Other income	504	488	665	1,657
Total Non-Interest Income	3,832	3,767	4,304	11,903

NON-INTEREST EXPENSE
Salaries and employee benefits	6,704	6,619	6,838	20,161
Net occupancy expense	671	606	608	1,885
Equipment expense	395	389	374	1,158
Professional fees	1,154	1,331	1,373	3,858
FDIC deposit insurance expense	26	130	140	296
Other expenses	1,683	1,931	1,774	5,388
Total Non-Interest Expense	10,633	11,006	11,107	32,746

PRETAX INCOME	1,775	1,784	1,313	4,872
Income tax expense	366	365	235	966
NET INCOME	$1,409	$1,419	$1,078	$3,906

AMERISERV FINANCIAL, INC.

NASDAQ: ASRV

AVERAGE BALANCE SHEET DATA

(Dollars in thousands)

(Unaudited)

	2021		2020
	3QTR	NINE MONTHS	3QTR	NINE MONTHS
Interest earning assets:
Loans and loans held for sale, net of unearned income	$989,164	$987,523	$933,139	$907,593
Short-term investments and bank deposits	71,361	50,857	45,553	34,842
Total investment securities	217,935	206,905	187,759	186,945
Total interest earning assets	1,278,460	1,245,285	1,166,451	1,129,380

Non-interest earning assets:
Cash and due from banks	20,806	18,882	18,512	18,395
Premises and equipment	17,678	17,822	18,352	18,497
Other assets	82,919	76,147	72,247	70,380
Allowance for loan losses	(11,907)	(11,788)	(9,792)	(9,494)

Total assets	$1,387,956	$1,346,348	$1,265,770	$1,227,158

Interest bearing liabilities:
Interest bearing deposits:
Interest bearing demand	$220,594	$210,179	$177,242	$172,365
Savings	131,184	124,120	107,824	102,498
Money market	281,427	269,509	237,758	232,819
Other time	334,635	337,726	345,923	344,729
Total interest bearing deposits	967,840	941,534	868,747	852,411
Borrowings:
Federal funds purchased and other short-term borrowings	0	437	1,429	2,860
Advances from Federal Home Loan Bank	45,867	51,717	73,857	62,979
Guaranteed junior subordinated deferrable interest debentures	12,794	12,988	13,085	13,085
Subordinated debt	18,017	11,106	7,650	7,650
Lease liabilities	3,695	3,767	3,911	3,960
Total interest bearing liabilities	1,048,213	1,021,549	968,679	942,945

Non-interest bearing liabilities:
Demand deposits	220,745	210,758	185,108	171,767
Other liabilities	6,970	6,385	9,170	11,192
Shareholders’ equity	112,028	107,656	102,813	101,254
Total liabilities and shareholders’ equity	$1,387,956	$1,346,348	$1,265,770	$1,227,158

AMERISERV FINANCIAL, INC.

NASDAQ: ASRV

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RETURN ON AVERAGE TANGIBLE COMMON EQUITY, TANGIBLE COMMON EQUITY RATIO, TANGIBLE BOOK VALUE PER SHARE, AND LOAN LOSS RESERVE COVERAGE TO TOTAL LOANS EXCLUDING PPP LOANS

(Dollars in thousands, except per share and ratio data)

(Unaudited)

The press release contains certain financial information determined by methods other than in accordance with generally accepted accounting policies in the United States (GAAP).  These non-GAAP financial measures are “return on average tangible common equity”, “tangible common equity ratio”, “tangible book value per share”, and “loan loss reserve coverage to total loans excluding PPP loans.”  This non-GAAP disclosure has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.  These non-GAAP measures are used by management in their analysis of the Company’s performance or, management believes, facilitate an understanding of the Company’s performance.

2021

				YEAR TO
	1QTR	2QTR	3QTR	DATE
RETURN ON AVERAGE TANGIBLE COMMON EQUITY
Net income	$2,081	$1,708	$1,431	$5,220

Average shareholders’ equity	104,931	106,009	112,028	107,656
Less: Average intangible assets	11,944	12,194	13,780	12,640
Average tangible common equity	92,987	93,815	98,248	95,016

Return on average tangible common equity (annualized)	9.08%	7.30%	5.78%	7.35%

	1QTR	2QTR	3QTR
TANGIBLE COMMON EQUITY
Total shareholders’ equity	$105,331	$111,272	$113,736
Less: Intangible assets	11,944	13,785	13,777
Tangible common equity	93,387	97,487	99,959

TANGIBLE ASSETS
Total assets	1,311,412	1,360,583	1,338,886
Less: Intangible assets	11,944	13,785	13,777
Tangible assets	1,299,468	1,346,798	1,325,109

Tangible common equity ratio	7.19%	7.24%	7.54%

Total shares outstanding	17,069,000	17,075,000	17,075,000

Tangible book value per share	$5.47	$5.71	$5.85

2020

	1QTR	2QTR	3QTR	YEAR TO DATE
RETURN ON AVERAGE TANGIBLE COMMON EQUITY
Net income	$1,409	$1,419	$1,078	$3,906

Average shareholders’ equity	99,612	101,336	102,813	101,254
Less: Average intangible assets	11,944	11,944	11,944	11,944
Average tangible common equity	87,668	89,392	90,869	89,310

Return on average tangible common equity (annualized)	6.46%	6.38%	4.72%	5.84%

	1QTR	2QTR	3QTR	4QTR
TANGIBLE COMMON EQUITY
Total shareholders’ equity	$100,840	$102,604	$103,369	$104,399
Less: Intangible assets	11,944	11,944	11,944	11,944
Tangible common equity	88,896	90,660	91,425	92,455

TANGIBLE ASSETS
Total assets	1,168,355	1,242,074	1,258,131	1,279,713
Less: Intangible assets	11,944	11,944	11,944	11,944
Tangible assets	1,156,411	1,230,130	1,246,187	1,267,769

Tangible common equity ratio	7.69%	7.37%	7.34%	7.29%

Total shares outstanding	17,043,644	17,058,644	17,058,644	17,060,144

Tangible book value per share	$5.22	$5.31	$5.36	$5.42

AMERISERV FINANCIAL, INC.

NASDAQ: ASRV

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RETURN ON AVERAGE TANGIBLE COMMON EQUITY, TANGIBLE COMMON EQUITY RATIO, TANGIBLE BOOK VALUE PER SHARE, AND LOAN LOSS RESERVE COVERAGE TO TOTAL LOANS EXCLUDING PPP LOANS

--CONTINUED--

(Dollars in thousands, except per share and ratio data)

(Unaudited)

The press release contains certain financial information determined by methods other than in accordance with generally accepted accounting policies in the United States (GAAP).  These non-GAAP financial measures are “return on average tangible common equity”, “tangible common equity ratio”, “tangible book value per share”, and “loan loss reserve coverage to total loans excluding PPP loans.”  This non-GAAP disclosure has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.  These non-GAAP measures are used by management in their analysis of the Company’s performance or, management believes, facilitate an understanding of the Company’s performance.

September 30, 2021
ALLOWANCE RESERVE COVERAGE
Allowance for loan losses	$12,124

Total loans, net of unearned income	996,029

Reserve coverage	1.22%

Reserve coverage to total loans, excluding PPP loans:
Allowance for loan losses	$12,124

Total loans, net of unearned income	996,029
PPP loans	(29,260)
966,769

Non-GAAP reserve coverage	1.25%